EXHIBIT 99.2

CHARLES RIVER ASSOCIATES (CRA)

SECOND QUARTER FISCAL YEAR 2013

EARNINGS ANNOUNCEMENT

PREPARED CFO REMARKS

CRA is providing a copy of prepared remarks by CFO Wayne Mackie in combination with its press release. These remarks are offered to provide the investment community with additional information on CRA’s financial results prior to the start of the conference call. As previously announced, the conference call will begin today, July 25, 2013, at 9:00 am ET.  These prepared remarks will not be read on the call.

Q2 2013 Summary (Quarter ended June 29, 2013)

•                  Non-GAAP Revenue: $64.1 million

•                  Non-GAAP Net Income: $1.5 million, or $0.15 per diluted share

•                  Non-GAAP Operating Margin: 5.0%

•                  Non-GAAP Effective Tax Rate: 56.9%

•                  Utilization: 67%

•                  Cash and Cash Equivalents: $16.3 million at June 29, 2013

•                  Non-GAAP Adjusted EBITDA: $8.9 million, or 13.8% of non-GAAP revenue

Revenue

In today’s press release, we reported GAAP revenue of $65.2 million for Q2 of fiscal 2013, compared with GAAP revenue of $67.8 million for Q2 of fiscal 2012.  GAAP revenue for Q2 of fiscal 2013 included $1.1 million from our NeuCo subsidiary.  GAAP revenue for Q2 of fiscal 2012 included $1.5 million from NeuCo.

Excluding NeuCo revenue from all periods, non-GAAP revenue was $64.1 million for Q2 of fiscal 2013, compared with $66.3 million for Q2 of fiscal 2012.

During Q2 of fiscal 2013, we experienced mixed results within our portfolio. The strong performance of some practices was offset by softness in other areas of the portfolio. The Antitrust & Competition Economics and Life Sciences practices grew both sequentially and year-over-year during the second fiscal quarter. The Labor & Employment practice also delivered solid results during the quarter. The Q2 year-over-year decline in non-GAAP revenue is largely related to gains during the quarter being partially offset by the performances from our Finance and Marakon practices. Although both practices started the quarter slowly, they experienced improvements in project backlog that have continued into the third quarter, positioning the practices for a stronger second half of fiscal 2013.

Utilization

Utilization on a firm-wide basis in the second quarter of fiscal 2013 was 67%, flat with the sequential Q1 of fiscal 2013. This compares with 70% in Q2 of fiscal 2012.

Gross Margin

 GAAP gross margin in Q2 of fiscal 2013 was 30.9%, compared with 33.0% in Q2 of fiscal 2012. Non-GAAP gross margin for Q2 of fiscal 2013 was 30.2%, compared with non-GAAP gross margin of 32.0% in Q2 of fiscal 2012. Client reimbursable expenses, on a non-GAAP basis, were 15.3% of revenue in Q2 of fiscal 2013, compared with 13.2% in Q2 of fiscal 2012.

The reduction in gross margin percentage in Q2 of fiscal 2013 compared with Q2 of fiscal 2012 is due principally to a two percentage point increase in reimbursable expenses. The increase in reimbursable expenses results from the recent addition of several senior consulting staff as non-employee experts whose compensation is classified as a reimbursable expense and who generate no incremental margin, as opposed to employees whose compensation is recorded as research labor and provide incremental margin. This, combined with revenue shortfalls in certain practice areas, results in the gross margin compression we experienced. Cost of services for Q2 of fiscal 2013 includes approximately $0.5 million of share-based compensation expense and $3.2 million in amortization of forgivable loans, or a total of approximately $3.7 million of these non-cash expenses.

SG&A Expenses

For Q2 of fiscal 2013, we reduced our GAAP SG&A expenses to $15.4 million, or 23.6% of revenue, compared with GAAP SG&A expenses of $16.9 million, or 25.0% of revenue, in Q2 of fiscal 2012.

Non-GAAP SG&A expenses were $14.5 million, or 22.6% of revenue, in Q2 of fiscal 2013, compared with $15.8 million, or 23.8% of revenue, in Q2 of fiscal 2012. Lower non-GAAP SG&A costs in Q2 of fiscal 2013 compared to Q2 of fiscal 2012 reflect our commitment to strict expense management.

Commissions to non-employee experts are included in non-GAAP SG&A. Those commissions represented 3.1% of non-GAAP revenue in Q2 of fiscal 2013 compared with 1.9% of non-GAAP revenue in Q2 of fiscal 2012. Excluding these commissions, non-GAAP SG&A expenses were 19.6% and 21.9% of revenue in Q2 of fiscal 2013 and in Q2 of fiscal 2012, respectively.

Depreciation & Amortization

On a non-GAAP basis, depreciation and amortization expense was $1.6 million for Q2 of fiscal 2013, compared with $1.5 million for Q2 of fiscal 2012.

Share-Based Compensation Expense

Share-based compensation expense was approximately $0.8 million for Q2 of fiscal 2013, compared with $1.0 million for Q2 of fiscal 2012.

Operating Income

On a GAAP basis, operating income was $3.2 million, or 4.9% of revenue, in Q2 of fiscal 2013, compared with operating income of $2.8 million, or 4.1% or revenue, in Q2 of fiscal 2012. Non-GAAP operating income was $3.2 million, or 5.0% of revenue, for Q2 of fiscal 2013, compared with $3.9 million, or 5.9% of revenue, for Q2 of fiscal 2012.

Interest and Other Income (Expense), net

In Q2 of fiscal 2013, interest and other income was $198,000 on a GAAP basis and $212,000 on a non-GAAP basis. This compares with interest and other expense of $113,000 on a GAAP basis and $73,000 on a non-GAAP basis for Q2 of fiscal 2012.

Income Taxes

The following table outlines our income tax provision recorded and the resulting effective tax rates (in $000):

	GAAP		NON-GAAP
	Q2		Q2
	2013	2012	2013	2012
Tax Provision	$2,017	$1,922	$1,957	$1,711
Effective Tax Rate	59.9%	71.3%	56.9%	44.6%

The higher non-GAAP effective tax rate for Q2 of fiscal 2013 compared with Q2 of fiscal 2012 reflects losses outside of the U.S. during the quarter and we do not receive a benefit on those losses. In addition, during Q2 of fiscal 2013 we incurred a one-time tax adjustment of $280,000 related to a change in the allocation of compensation between countries. The adjustment had no effect on consolidated compensation expense.

Net Income

GAAP net income for Q2 of fiscal 2013 was $1.4 million, or $0.14 per diluted share, compared with GAAP net income of $0.7 million, or $0.07 per diluted share, for Q2 of fiscal 2012. Non-GAAP net income for Q2 of fiscal 2013 was $1.5 million, or $0.15 per diluted share, compared with $2.1 million, or $0.20 per diluted share, for Q2 of fiscal 2012.

Key Balance Sheet Metrics

Turning to the balance sheet, billed and unbilled receivables at June 29, 2013 were $76.2 million, compared with $79.1 million at March 30, 2013.  Current liabilities at June 29, 2013 were $60.9 million, compared with $82.4 million at March 30, 2013.

Total DSOs in Q2 of fiscal 2013 were 98 days consisting of 57 days of billed and 41 days of unbilled. This is down from the 102 days we reported in Q1 of fiscal 2013 consisting of 66 days of billed and 36 days of unbilled. We continue to target a DSO level of 100 days or less.

Cash and Cash Flow

Cash and cash equivalents decreased to $16.3 million at June 29, 2013, compared with $30.6 million at March 30, 2013.

We paid $6.6 million in 2012 bonuses during Q2 of fiscal 2013. To support CRA’s focus on organic growth and the recruitment and retention of key revenue generators, during Q2 of fiscal 2013 the Company issued approximately $28.0 million in forgivable loans to employees and non-employee experts for future service. The Statement of Cash Flows shows a use of $26.7 million in year to date cash flows from operations. This includes $38.0 million in forgivable loans, and $26.6 million of bonus payments to employees that were paid during the first half of fiscal 2013. Excluding the approximately $38.0 million in forgivable loans we issued this year, we would have generated approximately $11.3 million in cash from operations year to date. Forgivable loan amortization in Q2 of fiscal 2013 was approximately $3.2 million compared with approximately $1.5 million in Q2 of fiscal 2012.

The recent increase in our use of forgivable loans raises the relevance of cash flow measures for our business. Accordingly, for the first time we have included the calculation of “Adjusted EBITDA.” For Q2 of fiscal 2013, Adjusted EBITDA based on GAAP and non-GAAP results was $8.8 million and $8.9 million, respectively, or 13.5% and 13.8% of revenues, respectively. For Q2 of fiscal 2012, Adjusted EBITDA based on GAAP and non-GAAP results was $7.9 million and $7.8 million, respectively, or 11.6% and 11.8% of revenues, respectively. The Q2 of fiscal 2013 increase in the amortization of forgivable loans has driven the increase in Adjusted EBITDA compared with Q2 of fiscal 2012.

Our capital expenditures totaled approximately $0.8 million in Q2 of fiscal 2013, compared with $0.8 million in Q2 of fiscal 2012.

There were no repurchases of our common stock this quarter.

As expected, early in Q2 of fiscal 2013 we tapped into our line of credit for $17.3 million. By the end of the second quarter, we had paid the line of credit down to a balance of $5.1 million. Subsequent to quarter-end, we paid the line down to a balance of £750,000 or approximately $1.1 million. The £750,000 was borrowed by our UK subsidiary and is being maintained as a currency hedge.

This concludes the prepared CFO remarks.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has also provided in these remarks non-GAAP revenue, non-GAAP gross margin, non-GAAP SG&A expenses, non-GAAP depreciation and amortization, non-GAAP operating income, non-GAAP interest and other income (expense), net, non-GAAP tax provision, non-GAAP net income, non-GAAP net income per diluted share, and EBITDA and Adjusted EBITDA on a GAAP and non-GAAP basis.  The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method for evaluating its results of operations.  The

Company believes that presenting its financial results excluding certain restructuring costs, certain non-cash expenses, and NeuCo’s results is important to investors and management because it is more indicative of its ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Specifically, for the second quarter of fiscal 2013, the Company has excluded NeuCo’s results, and for the second quarter of fiscal 2012, the Company has excluded certain restructuring costs and NeuCo’s results. Also, in calculating “Adjusted EBITDA,” the Company has excluded the following non-cash expenses:  depreciation and amortization, share-based compensation expenses, and amortization of forgivable loans.

SAFE HARBOR STATEMENT

Statements in these prepared CFO remarks concerning the future business, operating results, tax rates, and financial condition of the Company, the anticipated, expected or intended impact of the Company’s key hires and expense management initiatives,  and statements using the terms “anticipates,” “believes,” “expects,” “should,” “prospects,” “target,” “on track,” “optimistic,” “remaining positive,” “hope,” “opportunities,” “positioned,” or similar expressions are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual performance or results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s stock-based compensation, dependence on key personnel, attracting, recruiting and retaining qualified consultants, dependence on outside experts, utilization rates, completing acquisitions and factors related to its completed acquisitions, including integration of personnel, clients and offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect the Company’s practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s management consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, the Company’s ability to collect on forgivable loans should any become due, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of these remarks.